EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the Registration Statement (Form S-8) pertaining to the Teltronics, Inc. 1995 Incentive Stock Option Plan of our report dated February 26, 1999, except for Notes 10 and 11, as to which the date is March 29, 1999, with respect to the consolidated financial statements and schedule of Teltronics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida
November 24, 1999